UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2023

4D MOLECULAR THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39782	47-3506994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5858 Horton Street #455
Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 505-2680

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FDMT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Astellas License

In July 2023, 4D Molecular Therapeutics, Inc. (the “Company”) entered into a License Agreement (the “Astellas License”) with Astellas Gene Therapies, Inc. (“Astellas”), pursuant to which the Company granted Astellas an exclusive, worldwide, royalty-bearing, sublicensable license under its patent rights and know-how relating to the Company’s intravitreal retinotropic R100 vector technology (“R100 Vector”) to exploit products incorporating the R100 Vector and Astellas’ unique DNA payloads (“Licensed Products”) directed to a first genetic target and up to two optional genetic targets implicated in ophthalmic diseases (collectively, the “Astellas Targets”) for the treatment, diagnosis or prophylaxis of rare monogenic diseases. Astellas also has an option to substitute one Astellas Target with another genetic target upon payment to the Company of a target substitution fee. The optional genetic targets, including a substitute target, will be selected from a list of reserved target candidates implicated in rare monogenic ophthalmic diseases.

The Company will receive a $20.0 million upfront fee from Astellas and is eligible to receive option and target substitution payments of up to $42.5 million, and, for each Astellas Target, development and commercial milestone payments of up to $300.0 million. The Company is also eligible to receive tiered royalties from Astellas ranging from the mid-single digits to a double-digit, sub-teen percentage of aggregate net sales of each Licensed Product on an Astellas Target-by-Astellas Target and country-by-country basis beginning on the date of the first commercial sale of a Licensed Product directed to such Astellas Target in such country until the later of (i) the expiration of the last-to-expire of certain patent claims covering such Licensed Product, (ii) ten years from the first commercial sale of such Licensed Product, or (iii) the expiration of regulatory exclusivity in such country (“Royalty Term”). Such royalties are subject to certain customary reductions and offsets under specified conditions, including lack of patent coverage and biosimilar competition, and where Astellas is required to obtain third party intellectual property licenses.

Astellas is obligated to use commercially reasonable efforts to develop and commercialize at least one Licensed Product directed to each Astellas Target in the United States and at least two major European markets. The Company agreed not to commercialize any competing product in any country prior to seven years after the effective date of the Astellas License, or July 2030. Unless terminated earlier, the Astellas License will continue on a Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire Royalty Term with respect to such Licensed Product. Astellas may terminate the Astellas License in its entirety or with respect to one or more Licensed Products or Astellas Targets for any reason or no reason upon 30 days’ prior written notice to the Company. In addition, either party may terminate the Astellas License in the event of an uncured material breach by or bankruptcy of the other party, subject to certain notice and cure periods.

The foregoing description of the Astellas License does not purport to be complete and is qualified in its entirety by reference to the full text of the Astellas License, a copy of which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

4D MOLECULAR THERAPEUTICS, INC.

Date: July 10, 2023	By:	/s/ August J. Moretti
August J. Moretti
Chief Financial Officer